Exhibit 1.03

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

China’s Leading Food Distributor to Implement Ross Enterprise to Help Ensure Food Safety
Compliance and Improve Operational Efficiency

DCH to Implement Ross Enterprise In Its Distribution and Production Operations

HONG KONG, ATLANTA, Oct. 1, 2008 — CDC Software, a wholly-owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today that Hong Kong-based Dah Chong Hong, Limited (DCH), a diversified conglomerate international trading group, plans to implement Ross Enterprise for its food and consumer products business to help ensure food safety compliance and improve operational efficiency.

With decades of experience, DCH has grown into a leading distributor of quality food commodities and consumer products in Hong Kong, Macao and Mainland China. DCH supplies and distributes a wide range of food and major international brands of fast moving consumer goods (FMCG), frozen and chilled meat and seafood, edible oils, sugar, rice, beverages, other branded household and healthcare products to retailers, wholesalers, food manufacturers, and caterers. The company’s retail arms, DCH Food Mart and DCH Food Mart Deluxe, respectively, sells frozen and chilled food and gourmet food from around the world to customers. Another business unit of DCH, the Food Processing Center (FPC), provides a food factory with a Hazard Analysis and Critical Control Point (HACCP) environment and logistic support for Food Mart and Food Mart Deluxe shops.

Prior to Ross Enterprise, FPC operated an Order Processing System which lacked integration and flexibility capabilities, resulting in limited visibility into the company’s logistic and production operations. As a result, FPC decided to replace the old system with a comprehensive enterprise solution that could help address critical industry challenges such as bi-directional traceability, HACCP and other regulatory compliance mandates, as well as support full-data integration and provide flexible interfaces with its customers’ systems.

FPC selected Ross Enterprise because of its deep industry-specific functionality in the food and beverage industry, low total cost of ownership and its established track record in addressing food enterprises’ challenges in rising costs and food safety.

“We are very happy with our selection of Ross Enterprise to take us to the next level by allowing us to provide high-quality products in a more cost-efficient way and to help us execute our business expansion plans in the near future,” said Candy Chan, finance manager, DCH Food Mart. “In addition, we are deeply impressed by the industry-specific functionalities of Ross Enterprise such as its recipe/formula management capabilities, advanced production planning and scheduling, bi-directional traceability, and its compliance functionalities that align with a wide range of regulatory standards in our markets. We are also expecting that the system will go live in a short period due to its out of the box functionalities and low amount of customizations required.”

“Over the years, we have helped thousands of customers worldwide to achieve success with our continued focus on customers’ industry-specific needs and investment to R&D,” said Ian Whitehouse, managing director, CDC Software, Asia. “With our experienced local service team, we are confident that Ross Enterprise will help DCH Holdings realize even greater operational efficiency while helping to expand their business.”

“As China passes more regulations in food safety and quality, it becomes more apparent how important Ross Enterprise is for food enterprises in China,” said Bruce Cameron, executive vice president, Worldwide Sales and Marketing, CDC Software. “We believe Ross Enterprise is an ideal solution for food enterprises in China faced with increased regulatory requirements and the need to improve food safety business processes and increase efficiency, while reducing costs,”

About Ross Enterprise for Food & Beverage
Ross Enterprise is CDC Software’s comprehensive suite of applications for food and beverage manufacturers. The suite of applications includes enterprise resource management (ERP), supply chain management (SCM), warehouse management, customer relationship management, real-time performance management and business analytics. Together, these systems address the unique challenges in food and beverage including the need for detailed product costing and profitability analysis, management of pricing and promotions, optimized forecasting and scheduling, improved order fulfillment and customer service, inventory optimization with minimal spoilage, and compliance with food safety regulations and mock recalls. Ross Enterprise is used worldwide by more than 1,200 companies including Boar’s Head, Kerry Ingredients, Cheesecake Factory, Pez Candies, Nellson Nutraceuticals, Hilmar Cheese, Michael Angelo’s and Litehouse Foods. For more information, visit www.rossinc.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), e-M-POWER, (discrete manufacturing), CDC Supply Chain (supply chain management ,warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation and is ranked number 12 on the MBT 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit http://www.cdcsoftware.com/.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit http://www.cdccorporation.net/.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to our beliefs regarding customer implementation of our products and the timing and potential benefits thereof, including the potential increase in operational efficiency, regulatory compliance and business expansion, our beliefs regarding the functionality of our software; our beliefs regarding the regulatory climate in China and the future direction thereof; our beliefs regarding the suitability of our software and products for customers, particularly those in China; our beliefs regarding the ability of customers to attract new business that would otherwise not be attainable without our applications, our statements relating to our customers’ plans to expand, solve business and regulatory challenges successfully and the ability to take full advantage of IT investment, produce a higher quality product and improve the way our customer’s do business and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances.  There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the process manufacturing industry in China; the continued support of our existing customers; the continued ability of Ross Enterprise solutions to address industry-specific requirements of companies in the process manufacturing industry; demand for and market acceptance of new and existing Ross Enterprise  solutions; development of new functionalities which would allow process manufacturers to compete more effectively and changes in the type of information required to compete in the process manufacturing industry. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2007on Form 20-F filed on June 30, 2008 and as amended on September 15, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.